Exhibit 2.33

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:20 PM 07/15/2016
FILED 03:20 PM 07/15/2016
SRV 20164935821 - 3318552 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Metatron, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “ARTICLE IV” so that, as amended, said Article shall be and read as follows:

see attached document "Article IV"

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 15th day of July, 2016.

By:	/s/ Ralph Riehl
Authorized Officer
Title:	CEO

Name:	Ralph Riehl
Print or Type

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Authorized Stock of the Corporation shall be 3,000,000,000 shares consisting of Two Billion Nine Hundred Eighty Four Million (2,994,000,000) of common stock,$.00001 par value per share, Five Million (5,000,000) Preferred A stock,$.00001 par value per share and One Million Preferred B stock, $.00001 par value per share.

A Convertible Stock Dividend is hereby declared in the amount of 1 share of preferred B stock for every 100,000 shares of the Corporation's common stock held and fractional shares shall be rounded up. The close of business on July 25th 2016, is hereby fixed as the Record Date for the determination of stockholders entitled to receive payment of such Dividend. August 25th 2016 is hereby fixed as the Dividend payment date.

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